electroCore, Inc.
Non-Employee Directors Amended Compensation Policy

This Policy (the “Policy”) has been adopted by the Board of Directors (“Board”) of electroCore, Inc. (the “Corporation”) to document and memorialize the amount, timing and form of remuneration payable by the Corporation to its non-employee directors (“Non-Employee Directors”) in consideration for their services to the Corporation. As hereby amended and restated, this Policy was adopted as of August 4, 2023 and shall become effective as of October 1, 2023 with respect to Section 1 and as of the date hereof (the “Effective Date”) with respect to all other provisions of the Policy.

This Policy will remain in effect until this Policy is modified, replaced or terminated by the Board. The terms and conditions of any grant agreements entered into with Non-Employee Directors prior to the Effective Date shall remain in full force and effect without any change, including as to vesting and exercisability.

All capitalized terms used in this Policy and not otherwise defined shall have the respective meanings given such terms in the Corporation’s 2018 Omnibus Equity Compensation Plan (the “Plan”).

Section 1. Compensation. Prior to October 1, 2023, each Non-Employee Director shall continue to receive the cash compensation payable pursuant to the Policy as is in effect prior to the Effective Date. From and after October 1, 2023, the Non-Employee Directors remuneration will include each of the following:

(a)	Cash Compensation.

(i)	Annual Retainer. Each Non-Employee Director will receive an annual retainer in an amount equal to $50,000 ($80,000 for the Board chair), payable in cash in equal quarterly installments on or about the 15th day of the second month of each calendar quarter (or the next business day if such day is not a business day, and each such date, a “Payment Date”), provided that the Non-Employee Director must continue to serve as a member of the Board through the applicable Payment Date to receive such quarterly installment payment.

(ii)	Annual Committee Membership Retainer. In addition to the annual retainer described above, each member of the Board committees identified in the table below (other than the chair of such committee) shall receive an annual committee membership retainer in the amount set forth opposite the name of such committee in the table below, payable in cash in equal quarterly installments on or about the 15th day of the second month of each calendar quarter commencing on or after the date such Non-Employee Director was appointed to such committee provided that the Non-Employee Director must continue to serve on such committee through the applicable payment date to receive such monthly installment payment.

Committee:	Annual Committee Membership Retainer:
Audit Committee:	$10,000
Compensation Committee:	$7,500
Nominating & Governance Committee:	$5,000

(iii)	Annual Committee Chair Retainer. The chair of each Board committee identified in the table below shall receive the annual committee chair retainer in the amount set forth opposite the name of such committee, payable in cash in equal quarterly installments on the Payment Dates commencing on or after the date such Non-Employee Director was appointed as the chair of such committee, provided that the Non-Employee Director must continue to serve as chair of such committee through the applicable Payment Date to receive such quarterly installment payment.

Committee:	Annual Committee Chair Retainer:
Audit:	$20,000
Compensation:	$15,000
Nominating & Governance:	$10,000

(b)	Annual Equity Awards. Immediately following each year’s annual meeting of the Corporation’s stockholders, the Corporation will grant each Non-Employee Director an annual equity award valued at $100,000 ($140,000 for the Board chair) (an “Annual Equity Award”) based on the closing price of the Corporation's common stock on the business day immediately preceding the grant date for such Annual Equity Award, provided that the Board shall have the discretion not to grant an Annual Equity Award to a Non-Employee Director who has joined the Board in such year and been awarded an Inaugural Equity Award (as defined below). Each Non-Employee Director may elect to receive his or her Annual Equity Award in the form of stock options, deferred stock units or restricted stock units. Each Non-Employee Director must deliver to the Corporation his or her election with respect to the form of Annual Equity Award for a given calendar year on or before December 31st of the prior calendar year. Thereafter, a Non-Employee Director may elect to change the form of equity award with respect to future Annual Equity Awards by delivering a new election with the Corporation, which will become effective for calendar years following the year in which the Corporation receives such election. Absent receipt by the Corporation of a new election, the form of Annual Equity Award for each Non-Employee Director shall continue to be based upon the most recent election form delivered by such Non-Employee Director to the Corporation. The Annual Equity Awards granted pursuant to this Section 1(b) will be subject to the terms and conditions (including vesting and settlement by issuance of shares of the Corporation’s common stock) as shall be determined by the Board in its sole discretion; provided that unless otherwise provided by the Board such Annual Equity Awards shall vest in 12 equal monthly installments from the grant date; provided, however, that such Annual Equity Awards shall vest, if earlier, on the earlier to occur of (i) the close of business one business day prior to the next annual meeting of stockholders of the Corporation, and (ii) the day immediately prior to a Change in Control, provided that in each case the Non-Employee Director remains in continuous service with the Corporation or an affiliate through the applicable vesting date.

(c)	One-Time Inaugural Equity Award. Upon a Non-Employee Director’s initial appointment or election to the Board after the Effective Date, the Corporation will grant such Non-Employee Director an inaugural equity award (an “Inaugural Equity Award”) valued at $150,000 based on the closing price of the Corporation's common stock on the business day immediately preceding the date such equity award is granted.

Each Non-Employee Director may elect to receive his or her Inaugural Equity Award in the form of stock options, deferred stock units or restricted stock units. The Non-Employee Director must deliver his or her election with respect to the form of Inaugural Equity Award with the Corporation before the date he or she becomes a Non-Employee Director. The Inaugural Equity Awards granted pursuant to this Section 1(c) will be subject to the terms and conditions (including vesting and settlement by issuance of shares of the Corporation’s common stock) as shall be determined by the Board in its sole discretion; provided that unless otherwise provided by the Board, each Inaugural Equity Award will vest in 12 equal quarterly installments over a period of three years from the applicable grant date; provided that in each case the Non-Employee Director remains in continuous service with the Corporation or an affiliate through the applicable vesting date.

(d)       Exercisability after a Termination of Affiliation. Annual Equity Awards and Inaugural Equity Awards granted to a Non-Employee Director in the form of options to purchase shares of the Corporation’s common stock shall be exercisable from and after a Termination of Affiliation as follows:

(i) If a Termination of Affiliation occurs by reason of death or Disability of such Non-Employee Director, such options may be exercised, to the extent exercisable on the date of such termination, by the Non-Employee Director or their legal representative or legatee for a period of 12 months from the date of such Termination of Affiliation or until the applicable expiration date of the Annual Equity Award or Inaugural Equity Award, if earlier.

(ii) If a Termination of Affiliation occurs for any reason other than death or Disability of such Non-Employee Director, such options may be exercised, to the extent exercisable on the date of such termination, until the later of (x) 90 days after the date of such Termination of Affiliation and (y) the third anniversary of the applicable grant date; provided, however, that in no event shall such options be exercisable after the applicable expiration date of the Annual Equity Award or Inaugural Equity Award.

(e)       Change of Control. In the event of a Change in Control, all cash compensation payable to each Non-Employee Director pursuant to this Policy, including any and all such fees that would become due and payable during a calendar quarter in which the Change in Control occurs (as if the Non-Employee Director’s service to the Corporation as a director had continued until the end of such quarter), shall be promptly paid to each Non-Employee Director no later than five days following the Change in Control.

(f)       Optional Deferred Settlement for Black-out Periods. Notwithstanding anything to the contrary in this Policy, if the settlement date for any Annual Equity Award or Inaugural Equity Award made in the form of deferred stock units or restricted stock units would occur within any Quarterly Restricted Period or Event-Specific Restricted Period (as defined in the Corporation’s Insider Trading Policy) applicable to the Non-Employee Director, then, upon the written election of the Non-Employee Director received by the Corporation prior to the original settlement date for such deferred stock units or restricted stock units, such shares will be issued in settlement of such units on the first business day following the expiration of such Black-out Period but not later than March 15 of the calendar year following the calendar year in which the restricted stock units become fully vested or December 31 of the calendar year in which the deferred stock units otherwise settle.

Section 2. Miscellaneous.

(a)       No Right to Continue as a Director. Neither this Policy, nor the payment of any compensation hereunder, shall constitute or be evidence of any agreement or understanding, express or implied, that the Corporation will retain any participant as a member of the Board for any period of time.

(b)       Administration, Amendment and Termination. This Policy shall be administered by the Board, whose construction and determinations shall be final. This Policy may be amended, modified or terminated by the Board at any time.

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